Exhibit 2.01
PAYMENTS

SEGMENT	PROJECT / SUBNATIONAL POLITICAL JURISDICTION	RESOURCE / METHOD OF EXTRACTION	GOVERNMENTAL RECIPIENT / COUNTRY	PAYMENT TYPE	PAYMENT AMOUNT (in USD)	FISCAL YEAR
N/A (1)	(2)	Oil and Natural Gas / Wells (3)	Federal Government / United States	N/A	$ __(4)	2024
	Total payments
	Company Federal Income Taxes				$ __(4)	2024
	Total payments to United States federal government				$ __(4)	2024

(1)    Northern Oil and Gas, Inc. (the “Company”) currently reports a single reportable segment.
(2)    The United States federal government levies corporate income taxes at the entity level rather than on a per project basis. Accordingly, the Company would disclose payments of such taxes at the entity level. Such payments relate not to particular projects, but to the taxable income of the Company.
(3)    The Company’s primary strategy is investing in non-operated minority working and mineral interests in oil and gas properties, and the Company has only participated in wells operated by third parties.
(4)    For the fiscal year ended December 31, 2024, the Company’s aggregate payments to the United States federal government (or any foreign government) for the purpose of furthering the commercial development of oil, natural gas, or minerals did not equal or exceed $100,000.